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          EXHIBIT 11.3 - COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                    For the Year Ended September 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
Basic:
  Basic weighted average shares outstanding .....................    4,285

  Stock issued to satisfy S corporation
   distribution in excess of preceding twelve
   months earnings based on the initial public
   offering price per share......................................      377
                                                                    ------

  Pro forma total basic weighted average shares outstanding......    4,682
                                                                    ======

  Pro forma net income...........................................     $915
                                                                    ======

  Pro forma net income per share - basic.........................    $0.20
                                                                    ======

Diluted:
  Pro forma total basic weighted average shares outstanding......    4,682
  Plus dilutive stock options....................................       85
                                                                    ------

  Pro forma total diluted average shares.........................    4,767
                                                                    ======

  Pro forma net income per share - diluted.......................    $0.19
                                                                    ======
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